Exhibit 99.1

NEWS RELEASE

RAMBUS FILES FIRST AND SECOND QUARTER 2007 FINANCIAL STATEMENTS

Company now current with SEC filings

LOS ALTOS, Calif. – October 17, 2007 – Rambus Inc. (NASDAQ:RMBS) today announced it has filed with the Securities and Exchange Commission (SEC) its quarterly reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007. With these filings and those previously filed on September 14, 2007, the Company is now current with its SEC filings and believes that it is in compliance with the NASDAQ’s continued listing requirements; confirmation from NASDAQ is pending. As previously announced, the Company’s filings were delayed as a result of the independent audit committee investigation relating to the Company’s historical stock option granting practices and related accounting.

Revenues for the first six months ended June 30, 2007 were $97.7 million, a 1% increase compared to revenues of $96.8 million for the same period in 2006. Net loss for the six months ended June 30, 2007 was $6.6 million, which included stock option investigation related expenses of $14.5 million and stock based compensation charges of $19.7 million. Net income for the six months ended 2006 was $6.8 million, which included stock option investigation related expenses of $1.9 million and stock based compensation charges of $20.4 million. Cash and Marketable Securities totaled $441.5 million as of June 30, 2007 as compared to $436.3 million as of December 31, 2006.

“The restatement put a heavy burden on the company, and we are very grateful for the patience shown by our stockholders as we diligently worked through the process necessary to complete these filings,” said Harold Hughes, president and chief executive officer at Rambus. “We are absolutely committed to operating to the highest standards of corporate governance and providing our stockholders with timely and transparent reports of our financial performance.”

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to compliance with NASDAQ’s listing requirements. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the timing of receiving confirmation of continued listing on NASDAQ. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our Forms 10-K and 10-Q. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

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RMBSER

Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com

Investor Relations:

Nicole Noutsios

Rambus Inc.

(650) 947-5050

ir@rambus.com